Exhibit 5

        May 2, 2006

Mercantile Bankshares Corporation
Two Hopkins Plaza
Baltimore, Maryland 21203

Ladies and Gentlemen:

        We have acted as Maryland counsel for Mercantile Bankshares Corporation (the "Corporation") in connection with an Agreement and Plan of Merger dated as of March 27, 2006 (the "Agreement") between the Corporation and James Monroe Bancorp, Inc. ("James Monroe"), pursuant to which James Monroe will merge with and into the Corporation. We have also acted as Maryland counsel to the Corporation in connection with the Corporation's Registration Statement on Form S-4 (such Registration Statement, including all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of up to 2,500,000 shares of common stock (par value $2.00 per share) of the Corporation (the "Shares") pursuant to the Agreement.

        In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

  (i)
  the Registration Statement;

  (ii)
  the Articles of Incorporation and By-Laws of the Corporation, as amended and supplemented and as currently in effect;

  (iii)
  certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Shares and other transactions contemplated by the Registration Statement;

  (iv)
  the Agreement; and

  (v)
  such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.

        Based on the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the Registration Statement, the Shares will be validly issued and will be fully paid and non-assessable.

        The law covered by the opinion set forth above is limited to the corporate law of the State of Maryland.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Venable LLP